Chuy’s Holdings, Inc. Announces First Quarter 2024 Financial Results

AUSTIN, Texas, May 9, 2024 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) (the "Company") today announced financial results for the first quarter ended March 31, 2024.
Highlights for the first quarter ended March 31, 2024 were as follows:
•Revenue was $110.5 million compared to $112.5 million in the first quarter of 2023. Revenue was negatively impacted by approximately $1.8 million as a result of a one-week calendar shift due to a 53rd week in fiscal 2023.
•On a fiscal basis, comparable restaurant sales decreased 5.2% as compared to the first quarter of 2023. On a calendar basis, comparable restaurant sales decreased 4.3% as compared to the first quarter of 2023. The Company estimates that calendar basis comparable restaurant sales were negatively impacted in total by approximately 115 basis points from unfavorable weather conditions and the timing of Easter.
•Net income decreased $1.3 million, to $6.9 million, or $0.40 per diluted share, as compared to $8.2 million, or $0.45 per diluted share, in the first quarter of 2023.
•Adjusted net income(1) decreased $1.3 million, to $7.3 million, or $0.42 per diluted share, as compared to $8.5 million, or $0.47 per diluted share, in the first quarter of 2023.
•Restaurant-level operating margin(1) decreased $1.4 million, to $20.8 million as compared to $22.2 million in the first quarter of 2023. Restaurant-level operating margin(1) as a percentage of revenue was 18.8%, as compared to 19.7% in the first quarter of 2023.
•Cash and cash equivalents were $56.4 million and the Company had no debt outstanding with $25.0 million available under its revolving credit facility.
(1)Adjusted net income and restaurant-level operating margin are non-GAAP measures. For reconciliations of adjusted net income and restaurant-level operating margin to the most directly comparable GAAP measure, see the accompanying financial tables. For a discussion of why we consider them useful, see “Non-GAAP Measures” below.
Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated, “In the first quarter, we experienced the same weather and macro challenges facing the broader restaurant industry leading to top-line growth that was below our expectations. That said, we were encouraged by the sequential monthly improvements in our underlying trends as we moved through the quarter, when adjusted for the Easter calendar shift. In addition, we continued to see growth in our off-premise business as consumers embrace the opportunity to enjoy Chuy’s high-quality, made-from-scratch food from the comfort of their own home. Finally, despite top-line headwinds, our team’s continued focus on four-wall operational excellence allowed us to deliver an 18.8% restaurant-level operating margin which remains among the best in our industry.”
Hislop added “Unit growth remains a core piece of our long-term growth strategy. During the quarter, we successfully opened one restaurant in New Braunfels, TX, followed by an additional restaurant opening in Austin, TX, subsequent to the end of the first quarter. We are pleased with the performance of our new restaurants thus far and remain on track to achieve our restaurant opening goals for the year.”

First Quarter 2024 Financial Results
Revenue was $110.5 million in the first quarter of 2024 compared to $112.5 million in the first quarter of 2023. The decrease was primarily related to a decrease in our comparable restaurant sales partially offset by incremental revenue from an additional 54 operating weeks provided by new restaurants opened during and subsequent to the first quarter of 2023. For the first quarter of 2024, off-premise sales were approximately 29% of total revenue compared to approximately 27% during the same period in fiscal 2023.
In addition, there was a one-week calendar shift in the comparison of the fiscal first quarter of 2024 to the fiscal first quarter of 2023 due to a 53rd week in fiscal 2023. As a result of this shift, the week between Christmas and New Year’s, traditionally a high-volume week for the Company’s restaurants, was included in the first quarter of 2023 but was replaced with an average volume week in the first quarter of 2024. This shift reduced revenue by approximately $1.8 million during the first quarter of 2024.
Adjusting for the timing of the 53rd week in 2023, comparable restaurant sales, on a calendar basis, decreased 4.3% for the thirteen weeks ended March 31, 2024 as compared to the thirteen weeks ended April 2, 2023. The decrease in comparable restaurant sales was primarily driven by a 6.9% decrease in average weekly customers, partially offset by a 2.6% increase in average check. The Company estimates that calendar basis comparable restaurant sales was negatively impacted by $0.8 million due to severe winter weather across most of the Central United States in the first quarter of 2024 and $0.4 million as a result of Easter falling in the first quarter of 2024 as compared to the second quarter of 2023.
As a result of the 53rd week in fiscal 2023 and the one-week calendar shift, previously noted, comparable restaurant sales, on a fiscal basis, in the first fiscal quarter ended March 31, 2024 decreased 5.2% as compared to the first fiscal quarter ended March 26, 2023.
Total restaurant operating costs as a percentage of revenue increased by approximately 90 basis points to 81.2% in the first quarter of 2024 from 80.3% in the first quarter of 2023 primarily driven by the following:
•Cost of sales decreased 30 basis points primarily driven by overall commodity deflation of 1.3% during the quarter as compared to the same period a year ago.
•Labor costs increased 110 basis points largely as a result of hourly labor rate inflation of 3.6% at comparable restaurants as well as an incremental improvement in our hourly staffing levels as compared to last year.
•Operating costs increased 30 basis points primarily driven by higher delivery service and off-premise catering charges as a result of increased off-premise sales and an increase in restaurant repair and maintenance costs, partially offset by a decrease in utilities and to-go supplies. Our off-premise business increased to 29% from 27% of our total sales in the first quarter of 2024.
•Occupancy costs decreased 10 basis points primarily as a result of lower percentage rent.
Restaurant pre-opening expenses increased to $0.7 million for the first quarter of 2024 compared to $0.5 million for the same period in 2023 due to the timing of new store openings.
General and administrative expenses decreased to $7.1 million for the first quarter of 2024 compared to $7.8 million for the same period in 2023. The decrease was primarily driven by lower performance-based bonuses, partially offset by higher management salaries. As a percentage of revenues, general and administrative expenses decreased to 6.5% in the first quarter of 2024 from 6.9% in the first quarter of 2023.
Impairment, closed restaurant and other costs were $0.4 million ($0.3 million, net of tax or $0.02 per diluted share) during the first quarter of 2024 and $0.4 million ($0.3 million, net of tax or $0.02 per diluted share) during the same period last year. Closed restaurant costs include rent expense, utilities, insurance and other costs required to maintain the remaining closed locations.
The effective income tax rate was 10.5% compared to 10.1% in the same period last year. The increase in the effective tax rate was mainly attributed to a decrease in the proportion of discrete tax benefits recorded related to stock based compensation to annual pre-tax income.
As a result of the foregoing, net income was $6.9 million, or $0.40 per diluted share, in the first quarter of 2024 compared to $8.2 million, or $0.45 per diluted share, in the first quarter of 2023.

Adjusted net income was $7.3 million, or $0.42 per diluted share, in the first quarter of 2024 compared to $8.5 million, or $0.47 per diluted share, in the first quarter of 2023. Please see the reconciliation of net income to adjusted net income in the accompanying financial tables.
Development Update
During the first quarter of 2024, one new restaurant was opened in New Braunfels, TX, which brings our total number of restaurants to 102 as of March 31, 2024. Subsequent to the first quarter of 2024, the Company opened one new restaurant in Austin, TX, and closed one restaurant in Lakewood, CO.
Share Repurchase Program
During the first quarter of 2024, the Company repurchased 214,659 shares of its common stock for a total of approximately $7.3 million. As of March 31, 2024, the Company had $13.8 million remaining under its share repurchase program. Repurchases of the Company’s outstanding common stock will be made in accordance with applicable securities laws and may be made at management’s discretion from time to time in the open market, through privately negotiated transactions or otherwise, including pursuant to Rule 10b5-1 trading plans.
2024 Outlook
The Company currently expects 2024 adjusted net income(1) per diluted share of $1.82 to $1.87. This compares to adjusted net income(1) per diluted share of $1.97 or $1.87 per diluted share, after excluding approximately $0.10 per diluted share from the extra week in 2023. The adjusted net income guidance for fiscal 2024 is based, in part, on the following annual assumptions:
•General and administrative expense of $29.0 to $30.0 million (on a 52-week comparable basis);
•Six to eight new restaurants;
•Net capital expenditures (net of tenant improvement allowances) of approximately $41 to $46 million;
•Restaurant pre-opening expenses of approximately $2.7 to $3.2 million;
•An effective annual tax rate (excluding unusual items) of approximately of 13% to 14%;
•Annual weighted diluted shares outstanding of approximately 17.4 million.
The Company does not provide a reconciliation of 2024 adjusted net income per diluted share or the most directly comparable forward-looking GAAP measure of net income per diluted share because the timing and nature of excluded items are unreasonably difficult to fully and accurately estimate. As a result, we are unable to assess the probable significance of the unavailable information.
(1)Adjusted net income is a non-GAAP measure and compares to the 2023 net income per diluted share of $1.76. For a reconciliation of adjusted net income for fiscal 2023 to the most directly comparable GAAP measure, see the accompanying financial tables. For a discussion of why we consider adjusted net income useful, see “Non-GAAP Measures” below.
We report our financial statements on a fiscal calendar basis. Due to the 53rd week in fiscal year 2023, our financial statement comparison will be one week different year over year. However, we believe that reporting our comparable restaurant sales on a comparable calendar basis will help facilitate period-over-period comparisons.

The table below sets forth our fiscal and comparable calendar dates.

	Fiscal Calendar Basis	Comparable Calendar Basis

First Quarter	January 1, 2024 - March 31, 2024	January 1, 2024 - March 31, 2024
	vs.	vs.
	December 26, 2022 - March 26, 2023	January 2, 2023 - April 2, 2023

Second Quarter	April 1, 2024 - June 30, 2024	April 1, 2024 - June 30, 2024
	vs.	vs.
	March 27, 2023 - June 25, 2023	April 3, 2023 - July 2, 2023

Third Quarter	July 1, 2024 - September 29, 2024	July 1, 2024 - September 29, 2024
	vs.	vs.
	June 26, 2023 - September 24, 2023	July 3, 2023 - October 1, 2023

Fourth Quarter	September 30, 2024 - December 29, 2024	September 30, 2024 - December 29, 2024
	vs.	vs.
	September 25, 2023 - December 31, 2023	October 2, 2023 - December 31, 2023

Year	January 1, 2024 - December 29, 2024	January 1, 2024 - December 29, 2024
	vs.	vs.
	December 26, 2022 - December 31, 2023	January 2, 2023 - December 31, 2023
The following definitions apply to these terms as used in this release:
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time as compared to that time in the prior year. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable restaurant sales reflect changes in customer count trends as well as changes in average check. Our comparable restaurant base consisted of 95 restaurants at March 31, 2024.
Restaurant-level operating margin represents income from operations plus the sum of general and administrative expenses, restaurant pre-opening costs, impairment closed restaurants and other costs, and depreciation.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price increases as well as changes in menu mix.
Average weekly customers is measured by the number of entrées sold per week. Our management team uses this metric to measure changes in customer traffic.
Total restaurant operating costs includes cost of sales, labor, operating, occupancy and marketing costs.
Conference Call
The Company will host a conference call to discuss financial results for the first quarter of 2024 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer, will host the call.
The conference call can be accessed live over the phone by dialing 201-689-8560. A replay will be available after the call and can be accessed by dialing 412-317-6671; the passcode is 13744783. The replay will be available until Thursday, May 23, 2024.
The conference call will also be webcast live from the Company’s corporate website at www.chuys.com under the Investors section. An archive of the webcast will be available on the Company's corporate website shortly after the call has concluded.

About Chuy’s
Founded in Austin, Texas in 1982, Chuy's owns and operates full-service restaurants across 16 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy's highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept's motto “If you've seen one Chuy's, you've seen one Chuy's!” For further information about Chuy's, including the nearest location, visit the Chuy's website at www.chuys.com.
Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to the Company’s 2024 outlook, including 2024 adjusted net income per diluted share, general and administrative expense, new restaurant openings, net capital expenditures, restaurant pre-opening expenses, effective annual tax rate and annual weighted diluted shares outstanding guidance, estimates of amounts and items that affected comparable restaurant sales, organic growth opportunities ahead and other statements that can often be identified by words such as “expect,” “believe,” “intend,” “estimate,” “plans” and similar expressions, and variations or negatives of these words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, our effective tax rate, impairment, closed restaurant and other costs, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as timing of holidays, weather, natural disasters, acts of war or terrorism, the timing and amount of repurchases of our common stock, if any, changes to the Company’s expected liquidity position, the possibility that the repurchase program may be suspended or discontinued and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant-level operating margin and adjusted net income. Restaurant-level operating margin represents income from operations plus the sum of general and administrative expenses, restaurant pre-opening costs, impairment, closed restaurant and other costs, and depreciation. Restaurant-level operating margin is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our restaurants without the effect of non-cash depreciation expense; and (ii) we use restaurant-level operating margin internally as a benchmark to evaluate our restaurant operating performance and to compare our performance to that of our competitors. Additionally, we present restaurant-level operating margin because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, restaurant pre-opening costs, and impairment, closed restaurant and other costs. Although we incur pre-opening costs on an ongoing basis as we continue to open new restaurants, the pre-opening costs, and impairment, closed restaurant and other costs are not components of a restaurant's ongoing operating expenses. The use of restaurant-level operating margin thereby enables us and our investors to compare operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. The use of restaurant-level operating margin as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.
Adjusted net income represents net income before impairment, closed restaurant and other costs, and the income tax effect of this adjustment. We believe the use of adjusted net income provides additional information to enable us and our investors to facilitate year-over-year performance comparisons and a comparison to the performance of our peers.
Restaurant-level operating margin and adjusted net income exclude various expenses as discussed above that may materially impact our consolidated results of operations. As a result, these measures are not indicative of the Company’s consolidated results of operations. We present these measures exclusively as supplements to, and not substitutes for, net income or income from operations computed in accordance with GAAP. As supplemental disclosures, restaurant-level operating margin and adjusted net income should not be considered as alternatives to net income or income from operations as an indicator of our performance or as alternatives to any other measure determined in accordance with GAAP.

Chuy’s Holdings, Inc.
Condensed Consolidated Income Statements
(Unaudited, in thousands, except share and per share data)

	Thirteen Weeks Ended
	March 31, 2024		March 26, 2023
Revenue	$110,464	100.0%	$112,498	100.0%

Costs and expenses:
Cost of sales	27,821	25.2	28,718	25.5
Labor	34,655	31.4	34,102	30.3
Operating	18,082	16.4	18,078	16.1
Occupancy	7,667	6.9	7,882	7.0
General and administrative	7,134	6.5	7,806	6.9
Marketing	1,449	1.3	1,550	1.4
Restaurant pre-opening	654	0.6	481	0.4
Impairment, closed restaurant and other costs	438	0.4	371	0.3
Depreciation	5,440	4.9	5,140	4.7
Total costs and expenses	103,340	93.6	104,128	92.6
Income from operations	7,124	6.4	8,370	7.4
Interest income, net	(606)	(0.6)	(777)	(0.7)
Income before income taxes	7,730	7.0	9,147	8.1
Income tax expense	814	0.7	925	0.8
Net income	$6,916	6.3%	$8,222	7.3%

Net income per common share: Basic	$0.40		$0.46
Net income per common share: Diluted	$0.40		$0.45

Weighted-average shares outstanding: Basic	17,305,582		18,020,434
Weighted-average shares outstanding: Diluted	17,406,905		18,176,121

Chuy’s Holdings, Inc.
Reconciliation of GAAP Net Income and Net Income Per Share to Adjusted Results
(Unaudited, in thousands, except share and per share data)

	Thirteen Weeks Ended
	March 31, 2024	March 26, 2023
Net income as reported	$6,916	$8,222
Impairment, closed restaurant and other costs	438	371
Income tax effect on adjustment (1)	(101)	(86)
Adjusted net income	$7,253	$8,507

Adjusted net income per common share: basic	$0.42	$0.47
Adjusted net income per common share: diluted	$0.42	$0.47

Weighted-average shares outstanding: basic	17,305,582	18,020,434
Weighted-average shares outstanding: diluted	17,406,905	18,176,121

Year Ended
December 31, 2023
Net income as reported	$31,510
Impairment, closed restaurant and other costs	4,988
Income tax effect on adjustment (1)	(1,150)
Adjusted net income	$35,348

Adjusted net income per common share: basic	$1.98
Adjusted net income per common share: diluted	$1.97

Weighted-average shares outstanding: basic	17,823,187
Weighted-average shares outstanding: diluted	17,934,520

(1)Reflects the tax expense associated with the adjustment for impairment, closed restaurant and other costs during the thirteen weeks ended March 31, 2024 and March 26, 2023 and during the year ended December 31, 2023. The Company uses its statutory rate to calculate the tax effect on adjustments.

Chuy’s Holdings, Inc.
Reconciliation of GAAP Income from Operations to Restaurant-Level Operating Margin
(Unaudited, in thousands)

	Thirteen Weeks Ended
	March 31, 2024	% of Revenue	March 26, 2023	% of Revenue
Income from operations as reported	$7,124	6.4%	$8,370	7.4%
General and administrative	7,134	6.5	7,806	6.9
Restaurant pre-opening expenses	654	0.6	481	0.4
Impairment, closed restaurant and other costs	438	0.4	371	0.3
Depreciation	5,440	4.9	5,140	4.7
Restaurant-level operating margin	$20,790	18.8%	$22,168	19.7%

Chuy’s Holdings, Inc.
Selected Balance Sheets Data
(Unaudited, in thousands)

	March 31, 2024	December 31, 2023
Cash and cash equivalents	$56,367	$67,774
Total assets	473,114	476,634
Long-term debt	—	—
Total stockholders’ equity	249,181	249,847

Investor Relations
Jeff Priester
332-242-4370
investors@chuys.com